Exhibit 99.01

Ken Tinsley	Zenobia Austin	Robert Nachbar
Investor Relations	Public Relations	Public Relations
Opsware Inc.	Opsware Inc.	Barokas Public Relations
408-212-5241	408-212-5220	206-344-3140
ktinsley@opsware.com	zenobia@opsware.com	robert@barokas.com

OPSWARE INC. EXPECTS 100% REVENUE GROWTH

Sunnyvale, CA – February 11th, 2004 – Opsware Inc. (NASDAQ: OPSW), the leading provider of data center automation and utility computing software, today announced preliminary results for its fourth quarter and full year ended January 31, 2004. The company said that Q4 revenue totaled $6.2 million which exceeded its previous guidance. Full year revenue was $18.0 million.

The company also provided revenue guidance for its current fiscal year. Management expects to increase revenue by 100% to $35-37 million for the fiscal year ending January 31, 2005. “Rapid server growth and the resulting security, quality, and labor cost problems in IT are driving demand for Opsware automation software,” said Ben Horowitz, Opsware’s president and CEO. “Given the ratable nature of our revenue recognition, we have high visibility into future revenue. More than 85% of anticipated revenue this year will come from contracts we have already signed.”

Opsware’s cash flow from operations on a GAAP basis was approximately $1.5 million in the fourth quarter just ended. Since turning the company cash flow positive two quarters ago, the company has generated $3.6 million of pro forma cash flow from operations. The GAAP equivalent cash flow was $(8.1) million. A reconciliation between cash flow on a GAAP basis and pro forma cash flow is provided in a table at the end of this release.

Opsware co-founder and chairman, Marc Andreessen, will discuss these results, as well as drivers for Opsware’s growth including on-demand computing and server automation technologies, during his keynote address at the Merrill Lynch Computer Services and Software Conference tonight at 5:00 p.m. PT. A live audio webcast and replay of the event will be available on the Opsware Inc. website at http://investor.opsware.com/.

The company will announce its complete financial results for the quarter and year ended January 31, 2004 on March 4, 2004.

About Opsware Inc (NASDAQ: OPSW)

Opsware Inc. is the leading provider of data center automation and utility computing software, offering a complete solution for enterprises, government agencies and service providers looking to reduce costs and increase IT efficiencies. The Opsware System automates the complete IT lifecycle including provisioning, deploying, changing, scaling, securing, recovering, consolidating, auditing and reallocating servers and business applications. The Opsware System uniquely combines process automation with built in operations knowledge on a broad range of operating systems, software infrastructure products and applications. The Opsware System has been proven to lower costs, and increase service quality and agility. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

Opsware is a service mark and trademark of Opsware Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

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This press release contains unaudited financial information related to our results for the preceding fiscal year and forward-looking statements regarding our revenue expectations for fiscal 2005, the growth of the market for our software and our opportunities in that market. These statements are subject to risks and uncertainties that could cause actual results to differ materially from these statements, including the risk that our experience operating as a software company is limited, that there is unproven demand for our Opsware automation software, that we may not release our software products on time and that these products may not perform as described or as hoped, the timing of our meeting the criteria to recognize revenue, and that our audited results for the preceding fiscal year may differ from those presented in this press release. More information about these and other factors that could affect our business and financial results is included in our Form 10-K filed with the SEC on May 1, 2003 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Forms 10-Q and 8-K that we file during the fiscal year.

Nine Months Ended January 31, 2004
Reconciliation: Cash flow on a GAAP basis and pro forma basis
GAAP net cash used in operating activities	$(8,104)
Prepaid rent(1)	5,185
Restructuring(1)	6,502

Pro forma - net cash provided by operating activities	$3,583

(1) These payments were related to liabilities associated with our Managed Services Business, which was sold to EDS is August 2002. Management furnishes to investors pro forma cash flow which excludes the effect of these payments because it believes that this more accurately reflects the operating activities of the Software Business. Management believes that this provides investors with an alternative method for assessing the company’s operations in a manner that is focused on our core business.